Exhibit 99.2

The Coca-Cola Company

2014 Equity Plan

Equity Stewardship Guidelines

The Compensation Committee remains committed to being good stewards of the shares authorized under the Company’s existing 2014 Equity Plan.  In order to document guidelines on equity granting practices beginning in 2015, enhance the understanding of the 2014 Equity Plan and increase transparency, we have adopted the following Equity Stewardship Guidelines:

1.              Burn rate (number of shares granted as a percent of shares outstanding):  We will manage equity grants under the existing 2014 Equity Plan to an annual burn rate of a maximum of 0.8% in 2015, and an average of 0.4% for the remaining life of the plan.  With these burn rates, we expect the shares authorized under the existing 2014 Equity Plan to last the plan’s full term of 10 years.

2.              Transparency:  Every year in the proxy statement for our annual meeting of shareowners, we will show the following information regarding our existing equity plans:

•                  Actual dilution

•                  Burn rate

•                  Overhang

3.              Share repurchases:  Consistent with our past practice, 100% of the proceeds from stock option exercises by employees will be used to repurchase shares, minimizing dilution.  This is separate from, and in addition to, our normal share repurchase program.

4.              Open dialogue:  We will continue to encourage ongoing open dialogue with all of our shareowners and seek feedback on equity compensation, including the mix of equity vehicles, performance metrics and alignment of pay with performance.